Exhibit 99(a)(1)(H)
FORM OF EMAIL REMINDER OF EXPIRATION DATE
To: Eligible Option Holders
REMINDER — If you are electing to exchange any or all of your Eligible Options under the Offer to Exchange Eligible Stock Options for Replacement Options (the “Offer”), the deadline to deliver your Election Form is 12:00 midnight, Eastern Time, on February 26, 2009 (the “Expiration Date”).
If you decide to participate in the Offer, you must complete and submit the Election Form in accordance with the instructions provided with the form by the Expiration Date of the Offer. If the Offer is extended by the Company beyond that time, you may submit the Election Form at any time until the extended expiration of the Offer.
LATE SUBMISSIONS WILL NOT BE ACCEPTED. THEREFORE, WE URGE YOU TO RESPOND EARLY TO AVOID ANY LAST MINUTE PROBLEMS.
If you are not electing to tender any of your Eligible Options for exchange, then no action is required on your part.
To obtain copies of any Offer documents, please contact Maria Medrano at (847) 437-1666 or by emailing otender@lime-energy.com.
If you have any questions regarding the Offer, please contact Jeffrey Mistarz at (847) 437-1666 or by emailing otender@lime-energy.com.